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                         EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, dated as of the 18th day of November 1998, between CN Biosciences, Inc., a Delaware corporation (the "Company") and Robert C. Mierendorf (the "Employee").

         WHEREAS, the Company and EM Industries, Inc. ("Parent") and EM Acquisition Corp. have entered into an Agreement and Plan of Merger ("Merger Agreement") to acquire 100% of the outstanding stock of the Company;

         WHEREAS, the Employee has been employed by the Company or one of its subsidiaries prior to the date hereof;

         WHEREAS, the Employee possesses unique knowledge of the business and affairs of the Company, its policies, methods, personnel and operations and the Parent recognizes that the continued service of the Employee is important to the growth and success of the Company subsequent to the date of closing of the transactions contemplated by the Merger Agreement ("Closing Date") and desires to ensure such continued service;

         WHEREAS, as an inducement for Parent to enter into the Merger Agreement, Employee agrees to continue his employment with the Company after the Closing Date on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the Company and Employee agree as follows:

         1. Effective Date. This Employment Agreement shall become effective on the Closing Date of the Merger Agreement (the "Effective Date"). If the Merger Agreement is terminated, this Agreement shall be null and void. Notwithstanding the foregoing, Employee agrees to continue to serve until the Closing Date as an employee of the Company in the same capacity and in accordance with the same terms and conditions as on the date immediately preceding the date hereof.

         2. Employment. The Company hereby employs the Employee and the Employee hereby accepts employment all upon the terms and conditions herein set forth.

         3. Duties. The Employee shall perform such management duties for the Company and its affiliates as may from time to time be assigned and which are consistent with his titles. During the Term, the Employee shall have the same titles as he held immediately prior to the date of this Agreement. The Employee hereby promises to perform and discharge well and faithfully all duties of his position. If Employee is elected as a director or officer of any affiliate of the Company, the Employee shall serve in such capacity or capacities without further compensation.



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         4.  Extent of Services. The Employee shall devote his entire time, attention and energies to the business of the Company and shall not during the term of this Employment Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require any services on the part of the Employee in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, nor shall this be construed as preventing the Employee from purchasing securities in any corporation whose securities are regularly traded provided that such purchases shall not result in his collectively owning beneficially at any time one percent (1%) or more of the equity securities of any corporation engaged in a business competitive to that of the Company, without the express prior written consent of the Company.

         5.  Compensation.

             (a) For services rendered under this Employment Agreement, the Company shall pay the Employee a salary determined annually by the Compensation Committee of the Board of Directors (the "Base Salary"), payable (after deduction of applicable payroll taxes) in equal bi-weekly installments. Employee's Base Salary as of the Effective Date shall be $165,000. The Employee shall also be eligible for and participate in such fringe benefits as shall be generally provided to executives of the Company, including medical insurance and retirement programs which may be adopted from time to time during the term hereof by the Company. On an annual basis, the Compensation Committee shall review Employee's salary and make such adjustment as may be warranted based upon Employee performance, Company financial performance, economic conditions, etc.

             (b) At the conclusion of each Fiscal Year, the Employee shall be eligible for, and the Compensation Committee, in its sole discretion, may award an executive bonus up to a maximum of 35% of Base Salary, based on the achievement of objectives established by the Compensation Committee.

             (c) The Company agrees that, effective as of the Effective Date, it will establish, or cause to be established, a new long-term incentive compensation plan (the "New Plan"). The Company further agrees that the Employee shall be immediately entitled to participate in such New Plan and the Employee shall receive an allocation of units under the New Plan effective as of the Effective Date, which allocation shall be commensurate with his position and consistent in incentive opportunity with allocations to similarly situated employees of the Company.

         6. Paid Time Off. During the term of this Employment Agreement, the Employee shall be entitled to the same number of paid days off pursuant to the Company's customary paid time off policy ("CalTime") as he has on the date of this Agreement.

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         7.  Expenses. During the term of this Employment Agreement, the
Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in connection with the business of the Company and in performance of his duties under this Employment Agreement upon the Employee's presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

         8. Term. The Employee's employment under this Employment Agreement shall commence on the Effective Date and shall expire on the two year anniversary date thereof. The term of employment shall automatically be extended for consecutive periods of one (1) year each unless notice of termination of employment is given by either party hereto at least ninety
(90) days prior to the expiration of the initial or any renewal term, in which case, this Agreement shall terminate at the end of such initial or renewal term, as the case may be. In the case of a renewal and unless otherwise agreed to in writing by both parties, the terms and conditions of this Employment Agreement shall apply to any renewals or extensions thereto. Notwithstanding the foregoing, the Company may, at its election, terminate the Employee's employment hereunder as follows:

                  (i) Upon thirty (30) days' notice if the Employee becomes physically or mentally incapacitated or is injured so that he is unable to perform the services required of him hereunder and such inability to perform continues for a period in excess of ninety (90) days and is continuing at the time of such notice; or

                  (ii) For "Cause" upon notice of such termination to the Employee. For purposes of this Employment Agreement, the Company shall have "Cause" to terminate its obligations hereunder upon (A) the reasonable determination by the Chief Executive Officer that the Employee has failed substantially to perform his duties hereunder (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his duties hereunder, (B) refusal to carry out any lawful direction of the Chief Executive Officer or Board of Directors, (C) the Chief Executive Officer's reasonable determination that the Employee has engaged or is about to engage in conduct materially injurious to the Company, (D) the Employee's having been convicted of a felony, (E) a material breach by the Employee of any of the other covenants or representations herein or any other agreement between Employee and the Company, or
         (F) theft, embezzlement or misappropriation of Company property; or

                  (iii) Without Cause at any time upon notice of such termination to the Employee, by paying to the Employee salary continuation pay equal to the Employee's Base Salary in effect at the time of termination for the remaining term of this Employment Agreement but not in any event for less than 12 months from the date of such termination; provided, however, that the salary continuation payments shall cease if the Employee shall engage in any business (whether as an officer, director, owner, employee, partner or other direct or indirect participant) which is engaged in the manufacturing, distribution or research and development of any products being sold by, or under development by, the Company or

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         its affiliates as of the date of such termination of employment, in any geographic area where the Company or such affiliates are then so manufacturing or distributing such products, or the Employee shall interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, supplier, lessor, lessee or employee of the Company. If the Company shall decide not to renew this Employment Agreement, the ninety (90) day notification of the Company's intention not to renew prior to expiration of the initial or any subsequent renewal term shall serve as adequate termination notice and the Employee hereby agrees to make a smooth transition of responsibilities during that ninety
         (90) day period and the Employee further agrees not to take any legal action against the Company related to said non-renewal and termination of employment; or

                  (iv) Upon the death of the Employee.


In addition, the Employee shall have the right to terminate this Employment Agreement upon notice to the Company if, without his consent, his responsibilities and duties on the date hereof are materially reduced (a "Material Demotion") and such Material Demotion continues for ten (10) business days after the date of notice to the Company. A Material Demotion shall be treated as a termination by the Company without Cause and the Employee shall be entitled to receive salary continuation pay as provided by, and subject to the terms and conditions of, subparagraph 8 (iii) above.

         9. Representations. The Employee hereby represents to the Company that (a) he is legally entitled to enter into this Employment Agreement and to perform the services contemplated herein and is not bound under any employment or consulting agreement to render services to any third party,
(b) he has the full right, power and authority, subject to no rights of third parties, to grant to the Company the rights contemplated by paragraph 10 hereof, and (c) he does not now have, nor within the last three years has had, any ownership interest in any business enterprise (other than interest in publicly traded corporations where his ownership does not exceed one percent (1%) or more of the equity capital) which is a customer of the Company, any of its subsidiaries, or from which the Company or any of its subsidiaries purchases any goods or services or to whom such corporations owe any financial obligations or are required or directed to make any payments.

         10.  Inventions.

              (a) The Employee hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Employee in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Employee, solely or jointly, during the term hereof which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company or any of its affiliates or which otherwise relate to or pertain to the business, functions or operations of the Company or any of its affiliates or which

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arise from the efforts of the Employee during the course of his employment for the Company or any of its affiliates. The Employee shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Employee shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and its affiliates and disclosed by the Employee within one year following the termination of this Agreement shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

               (b) The Employee has been notified and understands that the provisions of this Section 10 do not apply to any of the aforementioned inventions, ideas, disclosures and improvements that qualify fully under the provisions of Section 2870 of the California Labor Code, which states as follows:
                    (i) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                            (a) Relate at the time of conception or
         reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                            (b) Result from any work performed by the employee for the employer.

                    (ii) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subsection (i), the provision is against the public policy of this state and is unenforceable.

         11. Disclosure of Information. The Employee recognizes and acknowledges that the trade secrets, know-how and proprietary processes of the Company and its affiliates as they may exist from time to time are valuable, special and unique assets of the business of the Company and its affiliates, access to and knowledge of which are essential to the performance of the Employee's duties hereunder. The Employee will not, during or after the term of his employment by the Company or any of its affiliates, in whole or in part, disclose such secrets, know-how or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the

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Employee make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company and its affiliates) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, know-how and processes which are then in the public domain (provided that the Employee was not responsible, directly or indirectly, for such secrets, know-how or processes entering the public domain without the Company's consent).

         12. Injunctive Relief. If there is a breach or threatened breach of the provisions of paragraph 10 or 11 of this Employment Agreement, the Company shall be entitled to an injunction restraining the Employee from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

         13. Insurance. The Company may, at its election and for its benefit, insure the Employee against accidental loss or death, and the Employee shall submit to such physical examination and supply such information as may be required in connection therewith.

         14. Notices. Any notice required or permitted to be given under this Employment Agreement shall be sufficient if in writing and if sent by registered mail to the Employee at his home address as reflected on the records of the Company, in the case of the Employee, or Mr. Stelios B. Papadopoulos, Chief Executive Officer, CN Biosciences, Inc., 10394 Pacific Center Court, San Diego, CA 92121, in the case of the Company.

         15. Waiver of Breach. A waiver by the Company or the Employee of a breach of any provision of this Employment Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

         16. Governing Law. This Employment Agreement shall be governed by and construed and enforce in accordance with the laws of the State of California without giving effect to the choice of law or conflict of laws provisions thereof.

         17. Assignment. This Employment Agreement may be assigned, without the consent of the Employee, by the Company to any of its affiliates, or to any other person, partnership, corporation, or other entity which has purchased substantially all the assets of the Company, provided such assignee assumes all the liabilities of the Company hereunder.

         18. Prior Agreement. Effective as of the Effective Date, the Employment Agreement between the Company and the Employee dated December 27, 1997 and the Severance Agreement between the Company and the Employee are hereby terminated and superseded in their entirety by this Employment Agreement and Employee hereby waives any right which he may have under such agreements to resign following the effective date of a "Change in Control" of the Company (as defined in such agreements) and any and all other rights or claims to severance benefits or other compensation or benefits under such agreements following his termination of employment.

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         19.  Entire Agreement. This Employment Agreement contains the entire agreement of the parties and supersedes any and all agreements, letter of intent or understandings between the Employee and (a) the Company, (b) the Parent or (c) any of the Company's and the Parent's principal shareholders, affiliates or subsidiaries regarding employment. This Employment Agreement may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day first herein above written.

                                       CN BIOSCIENCES, INC.


                                       By: /s/ Stelios B. Papadopoulos
                                           Stelios B. Papadopoulos
                                           Chief Executive officer


                                       EM INDUSTRIES, INC.


                                       By: /s/ Dieter Janssen
                                           Name: Dieter Janssen
                                           Title: Group Vice President & CFO


                                       EMPLOYEE


                                       By: /s/ Robert C. Mierendorf
                                           Robert C. Mierendorf


134022.01
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